Filed By Moloco, LLC
                           Pursuant to Rule 14a-12
                           Under the Securities Exchange Act of 1934, as amended Subject Company: Vicinity Corporation
                           Commission File No.: 000-29365


Moloco Sends Letter to Vicinity Corporation Board of Directors

WALNUT CREEK, CA -(BUSINESS WIRE)--Sept 26, 2002--Moloco, LLC, which owns approximately 7% of the outstanding common stock of Vicinity Corporation (NASDAQ: VCNT), announced today that it sent the following letter to the company's board of directors:



                                   MOLOCO LLC
                        2033 NORTH MAIN STREET, SUITE 440
                             WALNUT CREEK, CA 94596
                                 (925) 287-0617



                                                     September 26, 2002


To the Members of the Board of Directors
  of Vicinity Corporation
370 San Aleso Avenue
Sunnyvale, California 94085


Gentlemen:

We have reviewed your response, delivered by press release, to the proposals originally presented within our August 19, 2002 letter to the board (a copy of which was included within the 13D filing made by Moloco on August 20, 2002). We
- and, we believe, a majority of the company's stockholders - were disappointed that Vicinity's board decided to reject our proposal to recapitalize, restructure and refocus the company.

As for the reasons you gave for rejecting Moloco's proposals, we need not go much further than pointing out the internal contradictions. The first bullet states your view that $2.65 is too low a price to accept, but the second bullet states your belief that if given the opportunity, so many stockholders would elect to cash out at $2.65 per share that the company might not remain publicly traded. The remaining bullets describe how pleased the board is with the status quo while mischaracterizing and misstating key facts about Moloco's business plan. As eager as we are to have a public debate comparing our business plan to the company's current efforts, we do not believe that issue to be what is most important to stockholders.

What is most important is Moloco's willingness to give Vicinity's stockholders what they want and deserve, a return of the company's excess cash.



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We remain confident that a significant majority of Vicinity's  stockholders support Moloco's efforts and would vote their shares in favor of a near-term liquidity event. The reason is simple; the last time Vicinity's stock traded at or above $2.65 was February 2001. During the 18 months prior to the filing of Moloco's 13D, Vicinity's stock had an average closing price of $1.80. It is one thing for the board to say the company's stock is worth more than $2.65 per share; but it is quite another to deliver that value.

If Vicinity's leadership is unable or unwilling to change course after more than 19 months of trading well below cash value per share, it is inevitable that forces outside the company will react. Boards of directors exist to serve and advance the interests of stockholders. If a majority of Vicinity's stockholders do prefer to receive an immediate cash payout at a significant premium to market prices rather than continuing to bear the risk and uncertainty associated with Vicinity's promises of future value, is Vicinity's board really prepared to deny the stockholders their wishes? Given the mood of the market and the company's continuing poor performance, we believe such actions will be difficult to justify and ultimately, to defend.

Having rejected our proposal, the board has now assumed the burden of presenting stockholders with a superior alternative. If such a plan or announcement is not forthcoming, Moloco will resume its efforts and employ one or more of the tools at our disposal to accelerate progress toward an appropriate transaction.

                                                     Sincerely,



                                                     Timothy P. Bacci




About Moloco:
Moloco, LLC has submitted to Vicinity Corporation in connection with Vicinity's 2003 Annual Meeting of Stockholders two director nominations and certain stockholder proposals relating to the amendment or repeal of certain provisions of Vicinity's Restated Certificate of Incorporation and Restated Bylaws to remove certain anti-takeover provisions and provide for greater stockholder democracy. A detailed description of the nominations and proposals is contained in the Schedule 13D, as amended, originally filed by Moloco on August 9, 2002 (the "Schedule 13D").

Moloco may file a Proxy Statement in connection with its nominations and proposals. The Schedule 13D and the Proxy Statement, if and when filed, may be obtained without cost at the Securities and Exchange Commission's (the "SEC" or the "Commission") website at www.sec.gov. You are urged to read the Schedule 13D, and the Proxy Statement, if and when filed. The Schedule 13D contains, and the Proxy Statement will contain, if an when filed, important information regarding Moloco's nominations and proposals and related matters.

You may read and copy any reports, statements and other information filed by Moloco or Vicinity at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms.


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Moloco, its managers, officers and nominees may be deemed participants in the solicitations of proxies from Vicinity stockholders in connection with Moloco's contemplated Proxy Statement. A description of any interests that Moloco, its managers, officers and nominees may have in the solicitation is available in the
Schedule 13D and will be available in the Proxy Statement, if and when filed.




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